UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2021

Square, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37622	80-0429876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1455 Market Street, Suite 600

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(415) 375-3176

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0000001 par value per share	SQ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

Third Amendment to Credit Agreement

Square, Inc. (the “Company”) entered into the Third Amendment to Credit Agreement, dated as of January 28, 2021, among the Company, the lenders that are party thereto, and Goldman Sachs Bank USA, as administrative agent (the “Amendment”). The Amendment amends the Revolving Credit Agreement, dated May 1, 2020, among the Company, the lenders that are a party thereto, and Goldman Sachs Bank USA, as administrative agent (as amended, modified, or supplemented, the “Credit Agreement”).

The Amendment amends the Credit Agreement to increase the amount of indebtedness that the Company’s subsidiary, Square Capital, LLC (“Square Capital”), is permitted to incur pursuant to the Paycheck Protection Program Liquidity Facility authorized under Section 13(3) of the Federal Reserve Act of 1913 (the “PPPLF”) from an aggregate principal amount of up to $500 million to an aggregate principal amount of up to $1.0 billion. The PPPLF permits lenders such as Square Capital that have originated or purchased loans issued pursuant to 15 U.S.C 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act) (such loans, “PPP Loans”) to borrow from an applicable Federal Reserve Bank an amount up to 100% of the principal amount of the PPP Loans pledged as collateral for such borrowing.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Paycheck Protection Program Liquidity Facility Letter of Agreement

On January 29, 2021, Square Capital delivered a Paycheck Protection Program Liquidity Facility Letter of Agreement (as amended, modified, or supplemented, the “PPPLF Agreement” and together with the prior Paycheck Protection Program Liquidity Facility Letter of Agreement dated as of June 2, 2020, the “PPPLF Agreements”) to the Federal Reserve Bank of San Francisco pursuant to which Square Capital intends to request additional advances under the PPPLF. As of February 1, 2021, Square Capital held an aggregate principal amount of approximately $389 million of such advances and may in the future request advances in an aggregate principal amount of up to $1.0 billion (collectively, the “PPPLF Loans,” and each, a “PPPLF Loan”) pursuant to the PPPLF Agreements

PPPLF Loans advanced under the PPPLF Agreements must be secured by a pledge of PPP Loans originated or purchased by Square Capital. Each PPPLF Loan shall be in a principal amount equal to the aggregate principal amount of PPP Loans pledged by Square Capital to secure such PPPLF Loan. Advances under the PPPLF shall incur interest at a per annum rate of 0.35%.

The maturity date of any PPPLF Loan (the “Maturity Date”) will be the maturity date of the PPP Loan pledged to secure such PPPLF Loan. The Maturity Date of any PPPLF Loan will be accelerated on and to the extent of (i) the date of any loan forgiveness reimbursement by the Small Business Administration (the “SBA”) for any PPP Loan securing such PPPLF Loan; or (ii) the date of purchase by the SBA from Square Capital of any PPP Loan securing such PPPLF Loan to realize on the SBA’s guarantee of such PPP Loan. The Maturity Date of all PPPLF Loans shall be accelerated upon the occurrence of certain events of default by Square Capital, including but not limited to the failure to comply with a requirement of the PPPLF Agreements or any representation, warranty, or covenant of Square Capital under the PPPLF Agreements being inaccurate on or as of the date it is deemed to be made or on any date on which an PPPLF Loan remains outstanding.

PPPLF Loans may be prepaid in full or in part, without penalty. Square Capital shall prepay PPPLF Loans (i) on the date and to the extent of the payment by the SBA for the amount of covered loan forgiveness for any PPP Loan securing such PPPLF Loan; (ii) on the date of purchase by the SBA from Square Capital of a PPP Loan securing such PPPLF Loan to realize on the SBA’s guarantee of such PPP Loan; or (iii) on the date and to the extent a borrower under a PPP Loan repays or prepays such PPP Loan, in each case, so that the amount of any PPPLF Loans outstanding does not exceed the outstanding amount of PPP Loans pledged to secure such PPPLF Loans.

The foregoing description of the PPPLF Agreement is qualified in its entirety by reference to the PPPLF Agreement attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this report is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Third Amendment to Credit Agreement, dated as of January 28, 2021, by and among Square, Inc., the lenders party thereto, and Goldman Sachs Bank USA, as administrative agent.

10.2	Paycheck Protection Program Liquidity Facility Letter of Agreement, dated as of January 29, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SQUARE, INC.

Date: February 3, 2021	By:	/s/ Sivan Whiteley
Sivan Whiteley General Counsel and Corporate Secretary